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                                                                   EXHIBIT 10.33

                       EMPLOYMENT AND CONSULTING AGREEMENT

         AGREEMENT made and entered into as of the 1st day of June, 1999, by and between PULITZER INC., a Delaware corporation with its principal offices in St. Louis, Missouri (the "Company"), and MICHAEL E. PULITZER, a resident of the State of Missouri ("Pulitzer").

         1. Employment. The Company will continue to employ the services of Mr. Pulitzer, and Mr. Pulitzer will continue to provide services to the Company, upon the terms and conditions set forth in this Agreement.

         2. Term. The term of this Agreement will begin as of the date hereof and, unless sooner terminated in accordance with the provisions hereof, will end on May 31, 2006.

         3. Position, Duties and Responsibilities. Mr. Pulitzer will serve as Executive Chairman of the Board of Directors of the Company (the "Board") for two years or such greater or lesser period as may be agreed upon by the parties. Thereafter, for the balance of the term, Mr. Pulitzer will serve as non-executive Chairman of the Board and will render such senior advisory services to the Company as the Board may request at any time and from time to time. In his capacity as Executive Chairman, Mr. Pulitzer will devote substantially all of his business time and attention to the performance of his duties and responsibilities under this Agreement. In his capacity as senior advisor and/or non-executive Chairman of the Board, Mr. Pulitzer will devote so much of his business time and attention to the performance of his duties and responsibilities as the Board may reasonably request from time to time, taking into account the non-full time nature of his position, as well as Mr. Pulitzer's other commitments, activities and general convenience.

         4. Compensation.

         (a) Base Salary. The Company will pay salary to Mr. Pulitzer at an annual rate of $980,000 during the period for which he serves as Executive Chairman, in accordance with the Company's normal pay practices. The Company will pay advisory and consulting fees to Mr. Pulitzer at an annual rate of $700,000, not less frequently than monthly, during the balance of the term of this Agreement.

         (b) Annual Incentive Awards. During the period for which he serves as Executive Chairman, Mr. Pulitzer will participate in any bonus plan that may be established by the Company on the same basis as other senior executives, and, at a minimum, Mr. Pulitzer will be eligible for an annual target incentive opportunity of 40% of salary. Except as otherwise specifically provided in
Section 7 (relating to termination of service), Mr. Pulitzer will be entitled to receive a pro rata bonus for the year in which his employment as Executive Chairman ends. Bonuses will be payable promptly after the end of the year for which they are earned, subject to deferral requirements that may be imposed by the Company in order to preserve its income tax deduction or elective deferral opportunities that may be afforded by the Company.

         (c) Employee Benefit Programs and Perquisites. Mr. Pulitzer will be entitled to participate in such employee retirement, pension, welfare and other fringe benefit plans, arrangements and programs of the Company as are made available to the Company's employees generally and to receive such additional benefits and perquisites (including, without limitation, participation in any stock option, restricted stock and other equity compensation plans or arrangements) as are made available to other senior level executives of the Company from time


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to time during the period for which he serves as Executive Chairman. The Company has assumed the obligations of Pulitzer Publishing Company ("PPC") under the split dollar life insurance Agreement dated December 27, 1996 between PPC and Richard A. Palmer, trustee, as amended.

         (d) SERP. The Company has assumed the obligations of PPC to Mr. Pulitzer for benefits accrued by Mr. Pulitzer under PPC's Supplemental Executive Benefit Pension Plan prior to the closing (the "Closing") of the transactions contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998, by and among PPC, the Company and Hearst-Argyle Television, Inc. The Company will establish and maintain a similar plan ("SERP") for the benefit of its eligible employees (including Mr. Pulitzer) under which the Company's obligations assumed by PPC and its obligations for future benefit accruals will be payable. The formula benefit payable to Mr. Pulitzer under the SERP will be increased to 50% (from 40%) of final average compensation, effective as of the date hereof. On the second anniversary of the date hereof or upon Mr. Pulitzer's earlier termination of employment as Executive Chairman for reasons other than by Mr. Pulitzer without Good Reason or by the Company for Cause (within the meaning of Sections 7(c) and (d) hereof), the formula benefit payable to Mr. Pulitzer under the SERP will be further increased to 55% of final average compensation. Covered compensation paid to Mr. Pulitzer by PPC will be taken into account and for the purpose of calculating his SERP entitlements.

         (e) Retirement. Notwithstanding anything to the contrary contained herein or in any other agreement, plan, program or arrangement, Mr. Pulitzer's status as an active employee of the Company will end when he ceases to serve as Executive Chairman and begins to serve in his capacity as non-executive Chairman of the Board and senior advisor. Mr. Pulitzer will be deemed to have retired from his employment with the Company at such time for purposes of determining his rights and entitlements under any pension, retiree medical, retiree life insurance, and any other plan, program or arrangement under which he is covered as an employee of the Company and, from and after such time, Mr. Pulitzer will be treated as an independent contractor for all such purposes and for any payroll and other relevant purposes, including, without limitation, his right to begin receiving his SERP benefit and his vesting rights under any stock option, restricted stock or other equity compensation plan or arrangement of the Company.

         5. Place and Conditions of Employment. Mr. Pulitzer's place of employment during the period for which he serves as Executive Chairman will be in the St. Louis metropolitan area, subject to the need for occasional business travel. The Company will not designate and Mr. Pulitzer will not be required to have a fixed place of work with respect to his services as a senior advisor to the Company, it being understood that such services will be provided by Mr. Pulitzer at such location or locations as may be reasonably convenient to Mr. Pulitzer at any time and from time to time. During the term of this Agreement, the Company will provide Mr. Pulitzer with office space and accouterments, secretarial, administrative and other support, and otherwise maintain working conditions that are consistent with his status and tenure with the Company.

         6. Reimbursement of Business Expenses. Mr. Pulitzer is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company will pay or promptly reimburse him for all such expenses that are so incurred upon presentation of appropriate vouchers or receipts. Mr. Pulitzer will be entitled to reimbursement for first class travel and lodging accommodations while on Company business.

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         7. Termination of Employment.

         (a) Death. If Mr. Pulitzer's employment with the Company terminates before the end of the stated term of this Agreement by reason of his death, then, as soon as practicable thereafter, the Company will pay to his estate an amount equal to his "Accrued Compensation" (defined below). Mr. Pulitzer's spouse and covered dependents will be entitled to continue to participate in the Company's group health plan(s) at the same benefit level at which they participated immediately before Mr. Pulitzer's death for a period of at least one year after Mr. Pulitzer's death or, if longer, for the balance remaining in the stated term of this Agreement at the time of his death, and, thereafter, for such additional continuation period as may be available under COBRA or under any post-retirement group health plan or arrangement in which Mr. Pulitzer participated prior to his death. For the purposes hereof, the term "Accrued Compensation" means, as of any date, the amount of any unpaid salary or advisory and consulting fees earned by Mr. Pulitzer through that date, plus a pro rata amount of Mr. Pulitzer's target annual incentive award to which Mr. Pulitzer would have been entitled for the year in which such date occurs, plus any additional amounts and/or benefits payable to or in respect of Mr. Pulitzer under and in accordance with the provisions of any employee plan, program or arrangement under which Mr. Pulitzer is then covered. If Mr. Pulitzer dies before the expiration of the stated term of this Agreement, then, unless his employment or services shall have been previously terminated by the Company for Cause or voluntarily by Mr. Pulitzer without Good Reason pursuant to Section 7(c) below, in addition to any other amounts or benefits that may be payable, his surviving spouse, if any, will be entitled to receive $29,167 on the first day of the month following Mr. Pulitzer's death and on the first day of each succeeding month until the earlier of: (1) the death of Mr. Pulitzer's surviving spouse, or (2) the end of the stated term of this Agreement.

         (b) Disability. If the Company terminates Mr. Pulitzer's employment or advisory services before the end of the stated term of this Agreement by reason of Mr. Pulitzer's "disability" (defined below), then Mr. Pulitzer will be entitled to receive: (1) his Accrued Compensation through his employment termination date, (2) continuing salary or advisory and consulting fees (at the rate in effect at the time his employment or service terminates), reduced by any amounts payable to him pursuant to a Company-sponsored long term disability program, during the one-year period following the termination of his employment or services, and (3) continuing participation in the Company's group health plan(s) at the same benefit level at which he and his covered dependent(s) participated immediately before the date of his disability termination for at least one year or, if longer, for the then balance remaining in the stated term of this Agreement and, thereafter, for such additional continuation period as may be available under COBRA or under any post-retirement group health plan or arrangement in which Mr. Pulitzer participated prior to the date of his disability termination. For purposes of this Agreement, the term "disability" means the inability of Mr. Pulitzer to substantially perform the customary duties of his employment or other service for the Company for a period of at least 180 consecutive days by reason of a physical or mental incapacity which is expected to result in death or last indefinitely.

         (c) Termination by the Company for Cause or Voluntary Termination by Mr. Pulitzer without Good Reason. If the Company terminates Mr. Pulitzer's employment or services for "Cause" (defined below) or if Mr. Pulitzer voluntarily terminates his employment or services without "Good Reason" (as defined in subsection (d) below) before the end of the stated term of this Agreement, then Mr. Pulitzer will be entitled to receive his Accrued Compensation through the termination date, determined without regard to pro rata bonus, and nothing more. For purposes hereof, the Company may terminate Mr. Pulitzer's employment for "Cause" if: (1) Mr. Pulitzer is

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convicted for the commission of a felony involving moral turpitude, or (2) Mr.
Pulitzer fails to carry out his duties and responsibilities hereunder due to his willful gross neglect or willful gross misconduct which cannot be cured or which, if curable, is not cured within 30 days after receipt of written notice by the Company and a reasonable opportunity to appeal to the Board (in person or through a representative), provided that, in either case (1 or 2), Mr. Pulitzer's conduct results in material harm to the financial condition or reputation of the Company.

         (d) Termination by the Company Without Cause or by Mr. Pulitzer for Good Reason. If Mr. Pulitzer's employment or service is terminated by the Company without Cause or by Mr. Pulitzer for Good Reason, then Mr. Pulitzer will be entitled to receive: (1) Accrued Compensation through the termination date,
(2) continued salary and/or advisory and consulting fees for the then balance of the stated term of this Agreement at the annual rate in effect immediately prior to the termination date, (3) if the termination date occurs during the period for which Mr. Pulitzer is serving as Executive Chairman, a single sum payment in an amount equal to 40% of the highest annual rate of salary in effect before the termination date (or, if higher, the highest annual incentive award paid or payable to Mr. Pulitzer for any of the three preceding years (including, for this purpose, employment with PPC) multiplied by the number of years (including fractions of a year) remaining in the stated term of his employment as Executive Chairman, (4) continued participation in the Company's group health plan(s) at the same benefit level at which he and his covered dependent(s) participated immediately before the termination of his employment or service for a period of at least one year after such termination or, if longer, for the balance remaining in the stated term of this Agreement at the time of such termination, and, thereafter, for such additional continuation period as may be available under COBRA or under any post-retirement group health plan or arrangement in which Mr. Pulitzer participated prior to the termination of his employment or service, (5) continued participation for at least one year or, if longer, for the then balance remaining in the stated term of this Agreement in the Company's life insurance plans at the same benefit level in effect immediately prior to the termination date, (6) elimination of all restrictions, other than those required by law, on any restricted or deferred stock awards previously granted to Mr. Pulitzer and outstanding immediately prior to the termination date, and
(7) immediate vesting of all stock options previously granted to Mr. Pulitzer and outstanding on the termination date. For the purposes of this Agreement, Mr. Pulitzer may terminate his employment for "Good Reason" if:

         (A) the Company materially diminishes Mr. Pulitzer's duties, responsibilities or work conditions in a manner which is inconsistent with the provisions hereof or with his status and position with the Company;

         (B) the Company wilfully fails or refuses to satisfy any of its compensation obligations under this Agreement or violates the location covenant set forth in section 5; or

         (C) the Company fails to perform or breaches its obligations under any other material provision of this Agreement and does not correct such failure or breach (if correctable) within 30 days following notice thereof by Mr. Pulitzer to the Company.

         8. No Mitigation; No Offset. Mr. Pulitzer will have no obligation to seek other employment or to otherwise mitigate the Company's obligations to him arising from the termination of his employment or service, and no amounts paid or payable to Mr. Pulitzer by the Company under this Agreement shall be subject to offset for any remuneration to which Mr. Pulitzer may

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become entitled from any other source after his employment or service with the
Company terminates, whether attributable to subsequent employment, self-employment or otherwise.

         9. Restrictive Covenants.

             (a) Nondisclosure of Confidential Information. Mr. Pulitzer acknowledges that, during the course of his employment with the Company, he has had and will have access to confidential and proprietary information, documents and other materials relating to the Company which are not generally known to persons outside the Company (whether conceived or developed by Mr. Pulitzer or others) and confidential information, documents and other materials entrusted to the Company by third parties, including, without limitation, financial information, trade secrets, techniques, know-how, marketing and other business plans, data, strategies and forecasts, and the substance of arrangements and agreements with customers, suppliers and others (collectively, "Confidential Information"). Any Confidential Information conceived or developed by Mr. Pulitzer during the period of his employment will be the exclusive property of the Company. Except as specifically authorized by the Company, Mr. Pulitzer will not (during or after his employment hereunder) disclose Confidential Information to any third person, firm or entity or use Confidential Information for his own purposes or for the benefit of any third person, firm or entity other than (1) as may be legally required in response to any summons, order or subpoena issued by a court or governmental agency, or (2) Confidential Information which is or becomes available to the general public through no act or failure to act by Mr. Pulitzer.

             (b) Non-solicitation. During employment and for a period of one year after the termination of his employment, Mr. Pulitzer will not, directly or indirectly, solicit, induce or otherwise attempt to influence any employee of the Company or any subsidiary or other affiliate thereof to leave employment therewith.

             (c) Remedies. Mr. Pulitzer acknowledges and agrees that damages in an action at law for breach of any of the provisions of this section will be difficult to determine and will not afford a full and adequate remedy and, therefore, agrees that the Company, in addition to seeking damages in an action at law, may seek specific performance and such equitable or other remedies as may be available for breach of this section, including, without limitation, the issuance of a temporary or permanent injunction, without the necessity of a bond. Except as otherwise provided in this section, the provisions of this subsection (c) shall not be construed as a waiver by Mr. Pulitzer of any rights which Mr. Pulitzer may have to offer defenses to any request made by the Company for injunctive relief.

             (d) Survival. The obligations set forth in this section 9 shall survive the termination of Mr. Pulitzer's employment or service under this Agreement.

         10. Litigation Assistance. Mr. Pulitzer will cooperate with the Company, during the term of his employment and thereafter, by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such subsidiary or affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such subsidiary or affiliate, as reasonably requested; provided, however, that the same does not materially interfere with his then current personal or professional

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activities. The Company will reimburse Mr. Pulitzer, on an after-tax basis, for all expenses reasonably incurred by him in connection with his provision of testimony or assistance.

         11. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof, other than an action or claim seeking injunctive relief under section 9, shall be resolved by binding arbitration, to be held in St. Louis in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, the Company will continue payment of all amounts and benefits due Mr. Pulitzer under this Agreement. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but the Company shall reimburse Mr. Pulitzer for such reasonable costs and expenses in the event he substantially prevails in such arbitration or court proceeding.

         12. Indemnification. If Mr. Pulitzer is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company, PPC or any subsidiary or affiliate thereof or was serving at the request of the Company or any subsidiary or affiliate as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Mr. Pulitzer's alleged action in an official capacity while serving as a director, officer, member, employee or agent, then the Company will indemnify Mr. Pulitzer and hold him harmless to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Mr. Pulitzer in connection therewith, except to the extent attributable to Mr. Pulitzer's gross negligence or fraud, and such indemnification shall continue as to Mr. Pulitzer even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of Mr. Pulitzer's heirs, executors and administrators. The Company will advance to Mr. Pulitzer all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Mr. Pulitzer to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this section shall not be deemed exclusive of any other rights of indemnification to which Mr. Pulitzer may be entitled or which may be granted to him and shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

         13. Assignment; Binding Nature. The services and duties to be performed by Mr. Pulitzer hereunder are personal and may not be assigned. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and Mr. Pulitzer and his heirs and representatives. The Company may assign this Agreement to a successor in interest, provided that any such assignee affirmatively adopts and agrees to fulfill all obligations to Mr. Pulitzer hereunder and the Company remains secondarily liable to Mr. Pulitzer therefor.

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         14. No Impediment to Agreement. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. Mr. Pulitzer represents and warrants that there is no legal or other impediment which would prohibit him from entering into this Agreement or which would prevent him from performing his duties hereunder.

         15. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Mr. Pulitzer and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Mr. Pulitzer or an authorized officer of the Company, as the case may be.

         16. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         17. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Mr. Pulitzer's employment to the extent necessary to the intended preservation of such rights and obligations.

         18. Beneficiaries; References. Mr. Pulitzer shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Mr. Pulitzer's death by giving the Company written notice thereof. In the event of Mr. Pulitzer's death or a judicial determination of his incompetence, reference in this Agreement to Mr. Pulitzer shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

         19. Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of.


          If to the Company:       Pulitzer Inc.
                                   900 North Tucker Boulevard
                                   St. Louis, Missouri 63101
                                   Attention: Secretary

          If to Mr. Pulitzer:      Michael E. Pulitzer
                                   625 So. Skinker Boulevard, #1603
                                   St. Louis, Missouri 63105

         20. Withholding. The Company may withhold taxes from any and all amounts due Mr. Pulitzer as may be required to be withheld pursuant to applicable law.

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         21. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware without reference to principles of conflict of laws.

          22. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Mr. Pulitzer's participation in any other employee benefit or other plans or programs in which he currently participates.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                   PULITZER INC.

                                   By: /s/ Robert C. Woodworth
                                   ---------------------------

                                   /s/ Michael E. Pulitzer
                                   -----------------------
                                   Michael E. Pulitzer




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